K:\ROSNER\CORESTAT\GRANITE\GFI\L&S.R6    1/29/97

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                  LOAN AND SECURITY AGREEMENT

                   Granite Financial, Inc.

                              with

                CoreStates Bank, N.A., as

                              Agent and

      Each of the Financial Institutions Now or
         Hereafter Shown on the Signature Pages hereof as Lenders


                       TABLE OF CONTENTS


                                                             PAGE
SECTION 1.  DEFINITIONS AND INTERPRETATION                      1
          1.1   Terms Defined                                   1
          1.2   Accounting Principles                           8

SECTION 2.  THE LOANS                                           9
          2.1   Credit Facility - Description                   9
          2.2   Advances, Conversions and Payments             10
          2.3   Preconditions to Advances and Assignment
                 of Leases and Leased Property                 12
          2.4   Credit Facility Interest                       13
          2.5   Additional Interest Provisions.                14
          2.6   Fees                                           14
          2.7   Prepayments                                    15
          2.8   Use of Proceeds                                16
          2.9   Capital Adequacy                               16

SECTION 3.  COLLATERAL                                         16
          3.1   Description                                    16
          3.2   Lien Documents                                 16
          3.3   Other Actions                                  17
          3.4   Searches                                       17
          3.5   Filing Security Agreement                      18
          3.6   Power of Attorney                              18

SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES       18
          4.1   Resolutions, Opinions, and Other Documents     18
          4.2   Absence of Certain Events                      19
          4.3   Warranties and Representations at Closing      20
          4.4   Compliance with this Agreement                 20
          4.5   Officers' Certificate                          20
          4.6   Closing                                        20
          4.7   Non-Waiver of Rights                           20
SECTION 5.  REPRESENTATIONS AND WARRANTIES                     20
          5.1   Organization and Validity                      20
          5.2   Places of Business                             21
          5.3   Pending Litigation                             21
          5.4   Title to Collateral                            22
          5.5   Governmental Consent                           22
          5.6   Taxes                                          22
          5.7   Financial Statements                           22
          5.8   Full Disclosure                                22
          5.9   Subsidiaries                                   23
          5.10  Guarantees; Other Indebtedness                 23
          5.11  Government Regulations, etc.                   23
          5.12  Names                                          24
          5.13  Other Associations                             24
          5.14  Environmental Matters                          24
          5.15  Capital Stock                                  25
          5.16  Solvency                                       25
          5.17  Leases and Leased Property                     25

SECTION 6.  BORROWER'S AFFIRMATIVE COVENANTS                   29
          6.1   Payment of Taxes and Claims                    29
          6.2   Maintenance of Properties and Corporate
                Existence                                      29
          6.3   Business Conducted                             30
          6.4   Litigation                                     30
          6.5   Taxes                                          30
          6.6   Bank Accounts                                  31
          6.7   Warranties for Future Advances                 31
          6.8   Financial Covenants                            31
          6.9   Financial and Business Information             32
          6.10  Officers' Certificates                         34
          6.11  Inspection                                     34
          6.12  Tax Returns and Reports                        35
          6.13  Material Adverse Developments                  35
          6.14  Places of Business                             35
          6.15  Sale of Collateral                             35
          6.16  Receipt of Payments                            35


SECTION 7.  BORROWER'S NEGATIVE COVENANTS:                     36
          7.1   Merger, Consolidation, Dissolution or
                Liquidation                                    36
          7.2   Liens and Encumbrances                         36
          7.3   Negative Pledge                                36
          7.4   Transactions With Affiliates or Subsidiaries   37
          7.5   Guarantees                                     37
          7.6   Distributions, Redemptions and Other
                Indebtedness                                   37
          7.7   Use of Lenders' Name                           37
          7.8   Change of Management                           37


SECTION 8.  DEFAULT                                            38
          8.1   Events of Default                              38
          8.2   Cure                                           40
          8.3   Rights and Remedies on Default                 40
          8.4   Nature of Remedies                             42
          8.5   Set-Off                                        42


SECTION 9.  AGENT                                              42
          9.1   Appointment and Authorization                  42
          9.2   General Immunity                               43
          9.3   Consultation with Counsel                      43
          9.4   Documents                                      43
          9.5   Rights as a Bank                               43
          9.6   Responsibility of Agent                        43
          9.7   Collections and Disbursements                  44
          9.8   Indemnification                                45
          9.9   Expenses                                       46
          9.10  No Reliance                                    46
          9.11  Reporting                                      46
          9.12  Removal of Agent                               46
          9.13  Action on Instructions of Lenders              47
          9.14  Several Obligations                            47
          9.15  Consent of Banks                               47
          9.16  Participations and Assignments                 49

SECTION 10.  MISCELLANEOUS                                     49
          10.1  GOVERNING LAW                                  49
          10.2  Integrated Agreement                           49
          10.3  Waiver                                         49
          10.4  Time                                           50
          10.5  Expenses of Agent                              50
          10.6  Brokerage                                      50
          10.7  Notices                                        51
          10.8  Headings                                       51
          10.9  Survival                                       51
          10.10 Successors and Assigns                         52
          10.11 Counterparts                                 52
          10.12  Modification
52
          10.13  Signatories
52
          10.14  Third Parties
52
          10.15  Discharge of Taxes, Borrower's Obligations,
          Etc.
          52
          10.16  Most Favored Lenders
53
          10.17  Consent to Jurisdiction
53
          10.18  Waiver of Jury Trial
53
          10.19  WARRANT OF ATTORNEY
53
          10.20  Information to Participant
54

                         EXHIBIT LIST



 Exhibit  2.1(b)         --   Form of Revolving Credit Note
 Exhibit  2.1(d)         --   Form of Borrowing Base
Certificate
 Exhibit  2.3(b)(ii)     --   Form of Assignment Agreement
 Exhibit  5.1            --   Borrower's States of
Qualifications
 Exhibit  5.2            --   Places of Business
Exhibit  5.3            --   Judgments, Proceedings, Litigation
and Orders
 Exhibit  5.9            --   Subsidiaries and Affiliates
 Exhibit  5.10           --   Existing Guaranties, Investments
and Borrowings, Leases and Employment Agreements
 Exhibit  5.12(a)        --   Schedule of Names
     Exhibit  5.12(b)        --   Trademarks, Patents and
                          Copyrights
 Exhibit  5.13           --   Other Associations
   Exhibit  5.14           --   Environmental
                     Matters
 Exhibit  5.15           --   Capital Stock
 Exhibit  5.17           --   Form of Lease
 Exhibit                      6.9(ii)        --   Form of
                              Receivables Aging Report
     Exhibit  6.9(vi)        --   Covenant Compliance
                        Certificate
 Exhibit  6.10           --   Officers' Certificates

                         SCHEDULES





Schedule A     --   Schedule and Addresses of Lenders

                   LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement ("Agreement") is dated this 4th day of February, 1997, by and among Granite Financial, Inc., a Delaware corporation ("Borrower"), CoreStates Bank, N.A., a national banking association in its capacity as agent ("Agent"), and CoreStates Bank, N.A. ("CoreStates") and the financial institutions listed on Schedule A attached hereto and made a part of this Agreement (as such Schedule may be amended, modified or replaced from time to time), in their capacity as lenders (singly, each is a "Lender" and collectively, all are "Lenders").
                           BACKGROUND

     A. Borrower wishes, from time to time, to obtain advances from Lenders up to the Maximum Credit Limit. Lenders are willing to make loans and grant extensions of credit to Borrower under the terms and provisions hereinafter set forth.

     B. The parties desire to define the terms and conditions of their relationship to writing.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings and if a Section reference follows any such term below, the meaning ascribed thereto in such Section.

          Account - Any right to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance.

            Additional Facility Fee - Section 2.6(d).

          Adjusted Debt to Tangible Net Worth Ratio - At any time means the ratio of Borrower's (i) total Liabilities less
Nonrecourse Debt to (ii) Tangible Net Worth.

          Advance(s) - Any monies loaned or credit extended to Borrower by any Lender under the Credit Facility.

          Affiliate - As to any Person, each other Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person in question.

          Agent Fee - Section 2.6(c).

          Agreement - This Loan and Security Agreement, as it may hereafter be amended, supplemented, extended or replaced from time to time.

           Assignment Agreement - Section 2.3(b)(ii).

          Authorized Officer - Any officer of Borrower authorized by specific resolution of Borrower to request
Advances as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

           Available Credit Amount - As of any date of determination, an amount equal to the lesser of:

          (i) the Maximum Credit Limit, and
          (ii) the Borrowing Base.
          Base Rate - A per annum fluctuating rate of interest which is five eighths (5/8) of one percentage point in excess of the Prime Rate.
          Books and Records - All of Borrower's original ledger cards, payment schedules, credit applications, Contract Rights, liens, security instruments, guarantees and other General Intangibles relating in any way to the Leases or Leased Property.
          Borrowing Base - As of any date of determination, an amount equal to the lesser of the following with respect to each Eligible Lease, (x) 75% of the Lease Receivables corresponding to each such Eligible Lease, and (y) 95% of the Present Value of the Lease Receivables corresponding to each such Eligible Lease.
          Business Day - Any day that is not a Saturday or Sunday or day on which Agent or any Lender is required or permitted to close.


          Chattel Paper - The meaning ascribed thereto in the

Pennsylvania Uniform Commercial Code.

          Closing - Section 4.6.

          Closing Date - Section 4.6.

          Closing Fee - Section 2.6(b).

          Collateral - All now or hereafter existing Leases and Leased Property, Books and Records and all cash and noncash proceeds, thereof, including, without limitation, insurance proceeds.


          Contract Rights - All rights under contracts not yet earned by performance.


          Credit Facility - Section 2.1(a).


          Current Term - The Initial Term during the period of the Initial Term, and any renewal or extended term during the term thereof, if Lenders elect, in their sole discretion, to renew or extend the Credit Facility.


          Defaulted Lease - Any Lease where the Lease or Leased
Property associated therewith fails, at any time, to comply with all of the representations and warranties set forth in Section
5.17 below.


           Defaulting Lender - Section 2.2(b)(iii)(C).


          Distribution -


          (1) The payment of dividends or other distributions on capital stock of Borrower; and


          (2) The redemption, repurchase or acquisition of such capital stock or of warrants, rights or other options to pur chase such capital stock.

         Documents - The meaning ascribed thereto in the Pennsylvania Uniform Commercial Code.

          Eligible Lease(s) - Each Lease which meets all of the following specifications: (1) is not subject to any Lien, security interest or assignment other than Agent's security interest for the benefit of Lenders and the rights of the Lessees thereunder; (2) is a valid and enforceable Lease, representing the undisputed obligation of the Lessee, with rentals due thereunder not more than 61 days contractually past due; (3) is not subject to any defense, set off, counterclaim, deduction, or allowance or adjustment; (4) provides for the lease of Leased Property which has not been returned, rejected, lost or damaged; (5) arose in the ordinary course of Borrower's business; (6) Borrower has not received notice of bankruptcy, receivership, reorganization, insolvency or material adverse change in the financial condition of the Lessee; (7) the Lessee is not a Subsid iary or Affiliate of Borrower; (8) is not a Defaulted Lease; (9) the Lease does not have an initial stated term in excess of sixtyfive (65) months; (10) the Lease has not been pledged to Agent and/or Lenders for a period exceeding, in the aggregate, six (6) months; and (11) is a Lease with a Lease Receivable, which together with all other Lease Receivables owed by the same Lessee, does not exceed $200,000 in the aggregate, unless otherwise agreed to in writing by the SuperMajority Lenders.

         Equipment - The meaning ascribed thereto in the Pennsylvania Uniform Commercial Code.

          ERISA - The Employee Retirement Income Security Act of
1974, as the same may be amended, from time to time.

          Event of Default - Section 8.1.

          Exchange Act - The Securities Exchange Act of 1934, as amended, together with all rules and regulations in connection therewith.

          Expenses - Section 10.5.

          Federal Funds Rate - means a fluctuating interest rate per annum equal, for each day, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

          Financial Statements - The financial statements of
Borrower prepared in accordance with GAAP.

          GAAP - Generally accepted accounting principles as in effect on the Closing Date, as they may be amended from time to time.

          General Intangibles - The meaning ascribed thereto in the Pennsylvania Uniform Commercial Code and shall include, but not be limited to, all contract rights (including without limitation, all rights under remarketing agreements), Chattel Paper, documents, Instruments, books, records, ledgers, journals, check books, print outs, blue prints, designs, computer programs, computer tapes, punch cards, formulae, drawings, customer lists, choses in action, claims, goodwill, designs and plans, licenses, license agreements, tax and all other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, patents, patent application, trademarks, trade names, trade styles, trademark applications and copyrights.

          Hazardous Substance - Section 5.14.

          Initial Term - Section 2.1(c).

          Instruments - The meaning ascribed thereto in the Pennsylvania Uniform Commercial Code.

          Intercreditor Agreement - The Granite Lock Box Intercreditor Agreement dated January 24, 1997 by and among Borrower, Agent, Colorado National Bank, FBS Business Finance Corporation, Leasing Division, Norwest Equipment Finance, Inc., and the other parties joining therein, from time to time, in accordance with the terms thereof, as the same may be amended, modified, restated or supplemented from time to time.

          Inventory - The meaning ascribed thereto in the Pennsylvania Uniform Commercial Code and shall include, but not be limited to, all additions, improvements, accessions, attachments, upgrades, replacements and substitutions thereto or therefor.

          Lease(s) - All of Borrower's Accounts, Documents, General Intangibles, Instruments and Chattel Paper arising in connection with each and every equipment lease and/or schedule to a master lease agreement assigned to Lenders and/or Agent for the benefit of Lenders, or now or hereafter designated on any schedule as being assigned to Lenders and/or Agent for the benefit of Lenders. The term "Lease" includes (i) all payments to be made thereunder, (ii) all rights of Borrower therein, and
(iii) any and all amendments, renewals, extensions or guarantees thereof.

          Lease Receivable(s) - With respect to each Lease, the gross value of the contractual firm term remaining lease payments plus the absolute and unconditional obligation, if any, of the corresponding Lessee to make a payment(s) at the end of the stated Lease term.

          Leased Property - Any personal property leased or to be leased or financed by Borrower pursuant to a Lease; the term "Leased Property" includes all of Borrower's Inventory or Equipment so leased and any and all additions, improvements, accessions, attachments, upgrades, replacements and substitutions thereto and therefor.

          Lessee - The lessee(s) or obligor(s) responsible for payment and/or performance under a Lease.

          Liabilities - All liabilities of every kind of Borrower and its Subsidiaries as would be shown on a consolidated financial statement of Borrower prepared in accordance with GAAP, and all contingent and unmatured obligations of Borrower and its Subsidiaries pursuant to any and all guarantee, surety or similar type agreements relating to the debts of Persons outside of the consolidated group.

          Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, security agreement, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.

          Loans - All Revolving Credit Loans.

          Loan Documents - This Agreement, the Revolving Credit
Notes and all agreements, instruments and documents executed and/or delivered from time to time in connection therewith, as amended or replaced from time to time.

          Maturity Date - The later of (i) the date which is one (1) year from the date hereof or (ii) the last day of the then Current Term.

          Maximum Credit Limit - The sum of the Pro Rata Shares which at the time of Closing equals Thirty-Six Million Dollars
($36,000,000).

          Net Income - The net income after taxes of Borrower as such would appear on Borrower's statement of income, prepared in accordance with GAAP.

          Net Worth - At any time means the amount of shareholder equity in Borrower, as defined under GAAP.

          Nonrecourse Debt - All Liabilities of Borrower which are non-recourse in nature and treated as non-recourse obligations on Borrower's Financial Statements. The term "Non recourse Debt" shall not include the recourse portion of any partially recourse Liabilities whether or not such Liabilities are shown on a balance sheet of Borrower prepared in accordance with GAAP.

          Obligations - All existing and future liabilities and obligations of every kind or nature at any time owing by Borrower to Lenders (or any of them) and/or to Agent, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether principal, interest, fees or Expenses, including, without limitation, obligations in respect of the Revolving Credit Loans and any extensions, modifications, substitutions, increases and renewals thereof, and Borrower's unconditional obligation to reimburse Agent and/or Lenders for all fees paid by Agent and/or Lenders pursuant to Section 8 of the Intercreditor Agreement, and the payment of all reasonable amounts advanced by Agent (or any Lender after the occurrence of an Event of Default) to preserve, protect and enforce rights hereunder and in the Collateral and all Expenses incurred by Agent (or any Lender after the occurrence of an Event of Default) in connection therewith.

          Pennsylvania Uniform Commercial Code or UCC - The
Uniform Commercial Code as enacted in Pennsylvania, as the same shall be amended from time to time.

          Person - An individual, partnership, corporation, limited liability company, trust, unincorporated association or organization, joint venture or any other entity.

          Present Value - The value, from time to time, as of the date of determination, of the remaining Lease Receivables due under a Lease, discounted using the Base Rate. Present Value calculations shall fluctuate from time to time as the Base Rate changes, with such fluctuations to be reflected in calculating the Borrowing Base hereunder.

          Prime Rate - The per annum rate designated or announced by Agent at its principal office from time to time as its prime rate of interest, which may be greater or less than other interest rates charged by Agent to other borrowers and is not solely based or dependent upon the interest rate which Agent may charge any particular borrower or class of borrowers.

           Pro Rata Percentage - Section 2.1(a)(ii).

          Pro Rata Share - Section 2.1(a)(ii).

          Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

           Revolving Credit Loans - Section 2.1(a).

           Revolving Credit Notes - Section 2.1(b).

          Securitization Transaction - Any transaction, for which Agent has received 30 days prior written notice, using, in part, leases or leased Property to secure promissory notes issued by Borrower or a special purpose subsidiary of Borrower and in connection with which, Borrower will be subject to limited recourse arising out of a servicing agreement or no recourse.

          Subsidiary - As to any Person, any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person.

          SuperMajority Lenders - At any time, Lenders holding Pro Rata Percentages aggregating at least sixty-six and two thirds (66-2/3%) percent of the aggregate amount outstanding under the Credit Facility at such time; provided, however, that if there is no outstanding amount under the Credit Facility, the SuperMajority Lenders shall be determined by those Lenders holding sixty-six and two-thirds (66-2/3%) percent of the Maximum Credit Limit.

          Tangible Net Worth - At any time means the amount of shareholder equity in Borrower (excluding trademarks, goodwill, deferred closing costs, loans to shareholders or Affiliates and all other intangible assets, as those terms are defined under GAAP and further excluding an amount equal to twenty-five percent (25%) of all restricted cash pledged as collateral in connection with Securitization Transaction(s)).

          Unmatured Event of Default - An event or condition which, with the passage of time, the giving of notice, or both would become an Event of Default.

          Unused Line Fee - Section 2.6(a).

     1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

SECTION 2.  THE LOANS

     2.1  Credit Facility - Description:

          (a)    (i)     Subject to the terms and conditions of
this Agreement, each Lender, severally, hereby establishes for the benefit of Borrower a credit facility (collectively referred to as "Credit Facility") which shall include Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder in the form of revolving credit loans ("Revolving Credit Loans"). The proceeds of all Revolving Credit Loans shall be used solely to finance the acquisition of Leased Property or Leases. The aggregate outstanding principal amount of all Loans, at any time, shall not exceed the Available Credit Amount. Subject to such limitation, the outstanding balance of all Revolving Credit Loans may fluctuate from time to time, to be reduced by repayments made by Borrower and to be increased by future Revolving Credit Loans which may be made by Lenders. The obligations of Borrower under the Credit Facility and this Agreement shall at all times be absolute and unconditional.
              (ii) Subject to the terms and conditions of this Agreement, each Lender, severally, agrees to lend to Borrower an amount equal to such Lender's respective percentage (as to each Lender, the percentage of the Credit Facility set forth opposite its name on Schedule A attached hereto and made a part hereof and referred to as its "Pro Rata Percentage") of the Advance requested by Borrower. The aggregate outstanding Loans by each Lender shall not exceed the respective amount ("Pro Rata Share") set forth opposite such Lender's name on Schedule A.
          (b) At Closing and contemporaneously with the joinder of any Lender after the Closing Date, Borrower shall execute and deliver its promissory note to each Lender for the total principal amount of such Lender's Pro Rata Share (collectively as may be amended, modified or replaced from time to time, the "Revolving Credit Notes"). The Revolving Credit Notes shall evidence Borrower's absolute and unconditional obligation to repay such Lender(s) for all Revolving Credit Loans made by such Lender(s) under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Credit Loan under the Credit Facility shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof. All Revolving Credit Notes shall be substantially in the form set forth in Exhibit 2.1(b) attached hereto and made a part hereof.
          (c) The term ("Initial Term") of the Credit Facility shall expire on the day which is one (1) year from the date hereof. In Lenders' sole discretion, without any obligation to do so, the Credit Facility may, nonetheless, be renewed annually for additional one year periods. Borrower's request for such renewal must be made at least 60 days prior to the expiration of the then Current Term. After the Maturity Date no further Advances shall be available from Lenders. Borrower acknowledges that no Lender has any obligation to renew its part of the Credit Facility.
          (d) Borrower shall deliver, at least monthly on the tenth (10th) day of each month, and with each borrowing request, unless Agent requests more frequent delivery, a Borrowing Base Certificate in the form of Exhibit 2.1(d) attached hereto and made a part hereof, executed by an Authorized Officer, evidencing availability under the Borrowing Base for any such borrowing request.
     2.2  Advances, Conversions and Payments:

          (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Credit Facility, the Unused Line Fee, the Closing Fee, the Additional Facility Fee, the Agent Fee, the Expenses, and all other charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main Philadelphia banking office, CoreStates Bank, N.A., 1339 Chestnut Street, Philadelphia, Pennsylvania, in United States dollars, in immediately available funds. Agent, on behalf of all Lenders, shall have the unconditional right and discretion to make an Advance under the Credit Facility in the form of a Revolving Credit Loan (whether or not availability exists under the Borrowing Base) to pay, and/or to charge Borrower's operating account with Agent, for all of Borrower's Obligations as they become due from time to time under this Agreement, including without limitation, interest, principal, fees and reimbursement of Expenses.
          (b)(i) Advances which may be made by Lenders from time to time under the Credit Facility shall be made available by crediting such proceeds to Borrower's operating account with Agent.
             (ii) Each Advance requested by Borrower must be requested by 11:00 A.M. Eastern time, one (1) Business Day prior to the date of such requested Advance. All requests and confirmations of requests for Advances are to be in writing and may be sent by telecopy or facsimile transmission provided that Agent shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Agent.
             (iii) A. Upon receiving a request for an Advance in accordance with subparagraph (ii) above, as soon as reasonably practical thereafter, Agent shall notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Advance to Agent by remitting federal funds, immediately available, to Agent pursuant to Agent's instructions prior to 11:00 A.M. Eastern Time on the scheduled date of the Advance. Subject to satisfaction of the terms and conditions hereof, Agent shall make the requested Advance available to Borrower by crediting such amount to Borrower's operating account with Agent as soon as is reasonably practical thereafter on the day the requested Advance is to be made. In lieu of the foregoing, Agent may, in its discretion, fund the Pro Rata Percentage of such Advance on behalf of any one or more Lenders (unconditionally and absolutely obligating each affected Lender to reimburse Agent in full without deduction or setoffs for its portion of such Advance) with a settlement of the Pro Rata Percentage of such Advance of each Lender on the following Business Day under such procedures as Agent may establish.
                    B.  Neither Agent nor any other Lender
shall be obligated for any reason whatsoever to advance the share of any other Lender. If such corresponding amount is not made available to Agent by such Lender on the date the Advance is made and Agent elects (at its discretion, without any obligation to do so) to make such Lender's Pro Rata Percentage of the Advance, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the per annum rate equal to the Federal Funds Rate in respect of the first two days and at the Base Rate in respect of each day thereafter during the period commencing 2:00 P.M. Eastern Time on the date of such Advance and ending on (but excluding) the date Agent recovers such amount. Agent shall also be entitled to recover any and all losses and damages (including without limitation, reasonable attorneys' fees and costs) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this subsection against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender.
                    C.   To the extent and during the time
period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to subsections A or B above (any such Lender being referred to, during such period, as a "Defaulting Lender"), such Lender's percentage of all payments of the Obligations (but not its Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders. In addition, notwithstanding any definition or other provision of this Agreement to the contrary except Section 9.15(b) herein, during any period in which a Lender is a Defaulting Lender, all calculations for voting purposes among the Lenders shall be made as if the Defaulting Lender were not a Lender and not a party to this Agreement except when calculating votes on the issues enumerated in Section 9.15(b) herein, for which each Lender shall have a vote regardless of whether it is a Defaulting Lender at the time of any vote on such issues.
          2.3 Preconditions to Advances and Assignment of Leases and Leased Property

          (a)    Before Lenders will make any Advance:

             (i) Borrower will deliver to Agent the following
(dated and signed) in form and substance satisfactory to Agent and its counsel:

                 A. A borrowing request setting forth the requested date of the Advance (but no sooner than three (3) Business Days after Agent receives the request), the requested Advance amount, a Borrowing Base Certificate in the form attached hereto as Exhibit 2.1(d) setting forth the availability under the Borrowing Base, any information required by this Agreement and such other information as Agent shall reasonably request. A borrowing request may be made orally, provided that Borrower confirms the request in writing within two (2) days thereafter, provided further, however, that Lenders need not make any Advances until Agent receives actual written confirmation and a Borrowing Base Certificate,

                 B. Such financial information concerning any of the Leases, Borrower or any Lessee, as Agent may reasonably request, and

                 C. Such other instruments, agreements and documents as Agent reasonably requests to carry out the intent of the parties to this Agreement.

             (ii) No Event of Default or Unmatured Event of
Default shall have occurred hereunder.

          (b) In order to increase the Borrowing Base, Borrower shall deliver to Agent, for the benefit of Lenders, the following items:

           (i) A list of Leases being assigned and a description of all such Leases, which shall include identification of the Lessee, a description of the Leased
Property, the net cost of the Leased Property, the net remaining principal balance under the Lease(s), and the terms of and rentals owed under each Lease, and such other information which Agent or Lenders shall reasonably request,

             (ii) An Assignment Agreement signed by Borrower assigning Borrower's right, title and interest in and to the Leased Property and Leases to Agent for the benefit of Lenders, in the form attached hereto as Exhibit 2.3(b)(ii) ("Assignment Agreement"),

             (iii) Invoices showing the true cost of the Leased
Property net of any servicing or maintenance charges, brokers' fees or similar type of "soft costs",

             (iv) If requested by Agent, additional Uniform Commercial Code ("UCC") financing statements covering, inter alia, the Leased Property and the Leases listing Agent, for the benefit of Lenders, as secured party and Borrower as debtor, to be filed in locations reasonably required by Agent,

             (v) Copies of all UCC-1 financing statements filed by Borrower against Lessee(s) and any acknowledgment copies or recording information Borrower has received back from the filing or recording offices,

             (vi) The sole original of each Lease including all relevant schedules, duly assigned to Agent for the benefit of Lenders,

             (vii) For each item of Leased Property with a fair market value greater than $25,000.00, evidence that such item of Leased Property is insured against such risks, in such amounts, with such insurance, and on such terms and conditions as shall be satisfactory to Agent, including but not limited to, provisions naming Agent, for the benefit of Lenders, lender loss payee and preventing cancellation or modification of the insurance coverage without at least 30 days prior notice to Agent ("Insurance Cover age"),

             (viii) A certificate of acceptance or other document evidencing that the Lessee has received and accepted the Leased Property, and

             (ix) An undated notice signed by the Borrower directing each Lessee to pay all sums due or to become due under each Lease directly to Agent for the benefit of Lenders ("Lessee Notice") to be used only following the occurrence of an Event of Default or Unmatured Event of Default. Agent will hold the Lessee Notices in safekeeping and will not release them, unless and until an Event of Default or Unmatured Event of Default shall have occurred.

     2.4 Credit Facility Interest: The unpaid principal balance of all Revolving Credit Loans shall bear interest, subject to the terms hereof, at the per annum fluctuating rate equal to the Base Rate. Changes in the applicable interest rate shall become effective on the same day as Agent announces a change in its Prime Rate. Interest on Revolving Credit Loans shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the Closing Date.

     2.5  Additional Interest Provisions.

          (a)    Calculation of Interest:  Interest on the
Loans, regardless of the applicable interest rate, shall be based on a three hundred sixty five (365) day year and charged for the actual number of days elapsed.

          (b) Default Rate: After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all Revolving Credit Loans outstanding under the Credit Facility shall be increased to a per annum rate equal to two (2%) percentage points in excess of the otherwise applicable interest rate.

          (c) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans, regardless of the then applicable interest rate, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

        (f) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Agent, on behalf of Lenders, shall in its sole discretion, apply and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

     2.6  Fees:

          (a) Unused Line Fee: So long as the Credit Facility is outstanding and has not been terminated, Borrower shall unconditionally pay to Agent, for the benefit of Lenders in accordance with their respective Pro Rata Percentages, a non refundable fee ("Unused Line Fee") equal to one-quarter of one percent (1/4%) per annum of the average daily unused portion of the Credit Facility (which shall be calculated as the Maximum Credit Limit minus the average daily outstanding balance of all Loans during the quarter for which such calculation is made). The Unused Line Fee shall be computed and paid on a quarterly basis, in arrears, on the first day of each January, April, July and October for the previous quarter for which such computation is made by Agent, beginning on the first day of April, 1997.

          (b) Closing Fee: As of the Closing, Lenders shall have fully earned, and Borrower shall have paid to Agent, for the benefit of Lenders, a non-refundable closing fee ("Closing Fee") in an amount equal to Twenty Thousand Dollars ($20,000.00). CoreStates' share of the Closing Fee shall be $5,000.00 and each other Lender's share of the Closing Fee shall be $5,000.00.

          (c) Agent Fee: So long as the Credit Facility is outstanding and has not been terminated, Borrower shall unconditionally pay to Agent, for Agent's account, a non refundable fee ("Agent Fee") as set forth in that certain letter agreement between Agent and Granite Financial, LLC dated October 5, 1996, the obligations under which have been expressly assumed by Borrower. The Agent Fee shall be computed and paid on a quarterly basis, in arrears, on the first day of each January, April, July and October for the previous quarter for which such computation is made by Agent, beginning on the first day of April, 1997 (provided, however, that Borrower shall pay to Bank on the Closing Date the unpaid Agent Fee for the quarter ending
December 31, 1996 and the portion of the Agent Fee attributable to the quarter in which closing occurs pro rated through the Closing Date).

          (d) Additional Facility Fee: In the event that Lenders and Agent, in their sole discretion, agree from time to time to increase the Maximum Credit Limit, Borrower shall at the time of any such increase (as a condition thereof), pay to Agent, for the benefit of Lenders in accordance with their respective Pro Rata Percentages, a non-refundable additional facility fee ("Additional Facility Fee") in an amount equal to one-quarter of one percent (1/4%) of the applicable increase. Notwithstanding the foregoing, Lenders and Agent shall at no time be obligated to increase the Maximum Credit Limit.

     2.7  Prepayments:

          (a) Revolving Credit Loans: Subject to Section 2.1(a), Revolving Credit Loans may be prepaid at any time and from time to time in whole or in part without premium or penalty upon at least two (2) days prior written notice to Agent.

          (b)    Proceeds of Collateral:  Prior to the
occurrence of an Event of Default, proceeds from Collateral comprising a portion of the Borrowing Base, to the extent that the aggregate outstanding amount of all Revolving Credit Loans exceeds the Available Credit Amount, shall promptly be paid to Agent for the benefit of Lenders and be first applied to accrued but unpaid interest, fees, costs and Expenses related to the Credit Facility, and then to the outstanding balance of the Revolving Credit Loans and then to Borrower's other Obligations. Following the occurrence of an Event of Default, all proceeds from the Collateral shall be immediately delivered to Agent and Agent may apply such proceeds to any of Borrower's Obligations in such order as Agent may decide in its sole discretion.

          (c) Mandatory Prepayment: In the event the aggregate outstanding amount of all Loans at any time exceeds the Maximum Credit Limit, Borrower shall immediately repay such excess in full and if the aggregate outstanding amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately either (i) repay such excess in full or (ii) pledge additional Eligible Leases in accordance with the terms hereof. Any such payments shall first be applied to accrued but unpaid interest, fees, costs and Expenses related to the Credit Facility, and then to the outstanding balance of the Revolving Credit Loans and then to Borrower's other Obligations.

   2.8 Use of Proceeds: The extensions of credit under the Credit Facility shall be used to enable Borrower to purchase
Leased Property and finance Leases associated with such Leased
Property.

     2.9 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of such Lender, the rate of return on such Lender's capital with regard to the Loans is reduced to a level below that which such Lender could have achieved but for such circumstances, then in such case and upon notice from Agent and/or such Lender to Borrower, from time to time, Borrower shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in its rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

SECTION 3.  COLLATERAL

     3.1 Description: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby grants to Agent, for the benefit of Lenders, a continuing first lien on and security interest in, upon and to the Collateral.

     3.2 Lien Documents: At Closing and thereafter as Agent deems necessary, Borrower shall execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent):

          (a) Financing Statements - Financing statements pursuant to the UCC, which Agent, on behalf of Lenders, may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Agent deems appropriate; and

        (b) Other Agreements - Any other agreements, documents, instruments and writings, including, without limitation, security agreements and Assignment Agreements, reasonably required by Agent to evidence, perfect or protect Agent's and/or Lenders' liens and security interests in the Collateral or as Agent may request from time to time.

     3.3 Other Actions: In addition to the foregoing, Borrower shall do anything further that may be lawfully required by Agent to secure Lenders and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, continuation statements, amend ments to financing statements, security agreements, contracts and any other documents required hereunder. Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Agent's Lien for the benefit of Lenders thereon) to Agent as bailee for Lenders, all items for which Agent and/or Lenders must or may receive possession to obtain a perfected security interest, including without limitation, all Leases, notes, certificates and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

   3.4 Searches: Agent shall, prior to or at Closing, and thereafter as Agent may determine from time to time, at Borrower's sole expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

          (a)    UCC Searches:  UCC financing statement
searches with the Secretary of State and local filing office of each state where Borrower maintains its executive office, a place of business, or assets;

          (b) Judgments, Etc.: Judgment, federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

          Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Agent good standing certificates showing Borrower to be in good standing in its state of incorporation and in each other state or foreign country in which it is doing and presently intends to do business for which Borrower's failure to be so qualified might have a material adverse effect on Borrower's business, financial condition, Property or Agent's and/or Lenders' rights hereunder.
     3.5 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.
   3.6 Power of Attorney: Each of the officers of Agent is hereby irrevocably made, constituted and appointed (such appointment being coupled with an interest) the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on the Collateral; (2) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or is necessary to perfect Agent's and/or Lenders' security interest or Lien in the Collateral; (3) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (4) do such other and further acts and deeds in the name of Borrower that Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.


SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

     Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent's counsel):

     4.1 Resolutions, Opinions, and Other Documents: Borrower shall have delivered to Agent the following:

          (a) this Agreement and the Revolving Credit Notes all properly executed;
          (b) each document and agreement required to be executed under any provision of this Agreement or any related agreement;
          (c) certified copies of (i) resolutions of Borrower's board of directors authorizing the execution of this Agreement, the Revolving Credit Notes to be issued hereunder and each document, instrument and agreement required to be delivered by any Section hereof and (ii) Borrower's articles of incorporation and bylaws;
          (d) an incumbency certificate identifying all Authorized Officers of Borrower, with specimen signatures;
        (e) a written opinion of Borrower's counsel addressed to Agent for the benefit of all Lenders;

          (f) certification by Borrower's chief financial officer or president that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since October 31, 1996;

          (g) payment by Borrower of all Expenses associated with the Credit Facility incurred to the Closing Date and the Closing Fee;
          (h) UCC financing statement, judgment, federal and state tax lien searches against Borrower, at Borrower's expense, showing that the Collateral is not subject to any Liens, together with good standing certificates showing Borrower to be in good standing in each jurisdiction where the failure to so qualify might have a material adverse affect on Borrower's business, financial condition, Property or Agent's and/or Lenders' rights hereunder;
          (i) an initial Borrowing Base Certificate dated the Closing Date evidencing Borrower's minimum borrowing availability under the Borrowing Base as of the Closing Date;
          (j) UCC-1 financing statements naming Borrower as debtor and Agent as secured party, to be filed in all locations satisfactory to Agent;
          (k)    a copy of the Intercreditor Agreement; and
        (l) a certified copy of Borrower's Form S-1 Registration Statement filed with the Securities and Exchange Commission in connection with the initial public offering of its capital stock consummated on October 25, 1996 together with all amendments and exhibits and schedules thereto and all documentation evidencing the acquisition by Borrower of all of the membership units of Granite Financial, LLC and the liquidation thereof and the assumption of all obligations and liabilities thereof by Borrower.

   4.2  Absence of Certain Events:  At the Closing Date, no
Event of Default or Unmatured Event of Default hereunder shall have occurred and be continuing.

     4.3 Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

   4.4 Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

   4.5 Officers' Certificate: Agent shall have received a certificate dated the Closing Date and signed by an Authorized
Officer of Borrower certifying that all of the conditions spec ified in this Section have been fulfilled.

     4.6 Closing: Subject to the conditions of this Section 4, the Credit Facility shall be made available on the date ("Closing Date") this Agreement is executed and all of the conditions contained in Section 4 hereof are completed (the "Closing").

     4.7 Non-Waiver of Rights: By completing the Closing here under, or by making Advances hereunder, neither Agent nor any Lenders thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or in any agreement, document, or instrument delivered to Agent and/or any Lender or otherwise referred to herein, and any claims and rights of Agent and/or Lenders resulting from any breach or misrepresentation by Borrower are specifically reserved by Agent and Lenders.
SECTION 5.  REPRESENTATIONS AND WARRANTIES
     To induce Lenders to complete the Closing and make the initial Advance under the Credit Facility to Borrower, Borrower warrants and represents to Agent and Lenders that:
     5.1  Organization and Validity:
          (a) Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify would not have a material adverse effect on Borrower's business, financial condition, Property or prospects. A list of all states and other jurisdictions where Borrower is qualified to do business is attached hereto as
Exhibit 5.1 and made a part hereof.
          (b) The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate any law, government rule or regulation, or the articles of incorporation or bylaws of Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which it is bound. Borrower is not in violation of, nor has knowingly caused any Person to violate, any term of any agreement or instrument to which it or such Person is a party or by which it may be bound or of its Articles of Incorporation or Bylaws, which violation could have a material adverse effect on Borrower's business, financial condition, Property or prospects.
          (c) Borrower has all requisite corporate power and authority to enter into and perform this Agreement and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the documents and related agreements required hereby.
          (d) This Agreement, the Revolving Credit Notes to be issued hereunder, and all related agreements and documents required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon Borrower and enforceable in accordance with their respective terms.
   5.2 Places of Business: The only places of business of Borrower, and the places where it keeps and intends to keep copies of the Leases and its Books and Records concerning the Collateral, are at the addresses listed in Exhibit 5.2 attached hereto and made a part hereof. The name of the record owner of each property is also set forth on Exhibit 5.2.

     5.3 Pending Litigation: There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any governmental author ity or arbitration board or tribunal except as shown in Exhibit 5.3 attached hereto and made a part hereof, none of which may materially and adversely affect the business, financial condition, Property or prospects of Borrower, or the ability of Borrower to perform under this Agreement. Borrower is not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, the effect of which would materially and adversely affect the business, financial condition, Property or prospects of Borrower. No executive officer or director of Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity.
     5.4 Title to Collateral: Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Collateral it respectively purports to own, free from Liens, except those of Agent, and free from the claims of any other Person other than the leasehold interests of the Lessees.

     5.5 Governmental Consent: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of the Revolving Credit Notes, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Notes or other documents contemplated hereby.

     5.6 Taxes: All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP.

     5.7 Financial Statements: Borrower's opening consolidated balance sheet as of October 31, 1996 has been prepared in accor dance with GAAP (except for the omission of footnote disclosure and year-end adjustments) and presents fairly, accurately and completely the financial position of the Borrower as of such date. The fiscal year for Borrower currently ends on June 30. Borrower's federal tax identification number is 84-1349929.

     5.8  Full Disclosure:   Neither the financial statements
referred to in Section 5.7, nor this Agreement or related agreements and documents or any written statement furnished by Borrower to Agent in connection with the negotiation of the Credit Facility and contained in any financial statements or documents relating to Borrower contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

     5.9  Subsidiaries:  Borrower has no Subsidiaries or
Affiliates, except as listed on Exhibit 5.9 attached hereto and made a part hereof.

     5.10 Guarantees; Other Indebtedness:

          Borrower does not (i) own or hold equity or long term debt investments in, (ii) have any outstanding advances to,
(iii) serve as guarantor, surety or accommodation maker for the obligations of, or (iv) have any outstanding borrowings from, any Person except as described in Exhibit 5.10, attached hereto and a made part hereof.
     5.11 Government Regulations, etc.:
          (a) The use of the proceeds of and Borrower's issuance of the Revolving Credit Notes will not directly or indirectly violate or result in a violation of Section 7 of the Exchange Act or Regulations U, T, G or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U.
          (b) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, where the failure to obtain would have a material adverse effect on the business, financial condition, Property or prospects of Borrower or Agent's and/or Lenders' rights with respect to the Collateral.
        (c) Borrower is not in violation of, has not received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency or department thereof, (including without limitation, environmental laws and regulations) which may materially and adversely affect its business, financial condition, Property or prospects or Agent's and/or Lenders' rights with respect to the Collateral.

        (d) Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     5.12 Names:

          (a) Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Exhibit 5.12(a), attached hereto and made a part hereof. Borrower is the sole owner of all names listed on such
Exhibit 5.12(a) and any and all business done and all invoices issued in such trade names are Borrower's business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate corporate Subsidiary or Affiliate or independent entity.

          (b) All trademarks, patents or copyrights which Borrower uses, plans to use or has a right to use are listed on
Exhibit 5.12(b) attached hereto and made a part hereof. Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are described on such Exhibit 5.12(b). To the best of Borrower's knowledge, Borrower is not in violation of any rights of any other Person with respect to such Property.

     5.13 Other Associations: Borrower is not engaged and has no interest in any joint venture or partnership with any other
Person except as described on Exhibit 5.13 hereto and made a part hereof.

     5.14 Environmental Matters:  Except as disclosed on
Exhibit 5.14 attached hereto and made a part hereof, Borrower has no knowledge:

          (a) of the presence of any Hazardous Substances on any of the real property where Borrower conducts operations or has its personal property, or

          (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located, or

          (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring on any other real property as a result of the conduct, action or activities of Borrower.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

     5.15 Capital Stock: The authorized and outstanding shares of capital stock of Borrower are as set forth on Exhibit 5.15 attached hereto and made a part hereof. All of the capital stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Exhibit 5.15, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower are bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the shares of capital stock of Borrower. Except as set forth in Exhibit 5.15, Borrower has not issued any securities convertible into or exchangeable for shares of its capital stock, or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

     5.16 Solvency: Borrower is solvent, able to pay its debts as they become due, and has capital sufficient to carry on its business and all business in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

     5.17 Leases and Leased Property: Each Lease reported to Agent and Lenders as an Eligible Lease and the Leased Property associated therewith shall, at all times when such Leases are included in the Borrowing Base calculation, be in compliance with all of the following representations:

          (a) Each Lease is in substantially the same form as that attached as Exhibit 5.17 hereto and is genuine, based on contracts that are enforceable in accordance with its terms against the Lessee and the Leased Property named and referenced therein, constitutes the entire agreement for the leasing of the Leased Property thereby covered, has not been altered or amended, except as set forth in the related schedules, and Borrower's Books and Records relating thereto are accurate, complete and genuine;
          (b) The sole original of each Lease has been delivered to Agent, and all other counterparts of each Lease shall contain a legend stating that the Lease has been assigned to CoreStates Bank, N.A., As Agent, pursuant to that certain Loan and Security Agreement dated January __, 1997, or contain similar language specifying that such counterpart is not an original for "Chattel Paper" purposes under the UCC;

          (c) Where the Lease consists of a Master Lease Agreement and specific schedules which describe the terms of any specific items to be leased pursuant to such schedule, the sole original schedule shall constitute the sole original Lease, provided that the terms of the Master Lease Agreement and the schedule make it clear that the sole original schedule is a separate lease for "Chattel Paper" purposes under the UCC and that possession of such schedule constitutes possession of "Chattel Paper" under the UCC;

          (d) None of the Leased Property is Property for which a certificate of title is required;

          (e) The original amount and unpaid balance of each Lease shown on Borrower's Books and Records and on any statement or schedule delivered to Agent in connection therewith is the true and correct amount actually owed to Borrower, no portion of which, except as specifically provided for in the Lease, has been prepaid;

          (f) The amount due under each Lease is not subject to, and the terms of the Lease provide that the Lessee may not assert, any claim or reduction, counterclaim, setoff, recoupment, or any other claim, allowance or adjustment and no Lease has been re-negotiated, restructured or compromised except as renewed in the ordinary course of business;

          (g) All security agreements, title retention instruments and other documents and instruments which are security for any Lease, and/or each Lease, contain a correct and sufficient description of the Leased Property covered thereby and all security interests granted therein to Borrower (either directly or as assignee), if applicable, have been properly perfected and assigned to Agent for the benefit of Lenders, except for security interests in items of Leased Property which have a fair market value of less than $25,000;

          (h) Borrower has not and will not enter into any agreement with a Lessee of any Leased Property which provides, directly or indirectly, for the crediting of any obligation or liability of Borrower to such Lessee against future rentals accruing under the Lease;

          (i)    Each item of Leased Property has been
delivered
to and, in all instances, accepted by the Lessee and is in good condition, ordinary wear and tear accepted, has not been returned, rejected, lost, stolen, destroyed or damaged and has not been removed from service;

          (j) Each Lease has been duly executed by Borrower and each Lessee, is a valid, legal and binding obligation of Borrower, and such Lessee, and is enforceable against Borrower and such Lessee in accordance with its terms. Borrower is the sole owner of each of the Leases and has the authority to assign all of its right, title and interest therein upon the terms herein set forth;

          (k) Each of the Leases and all Leased Property which is the subject matter thereof at the time of its assignment to Agent for the benefit of Lenders and at all times thereafter, will be free and clear of any and all assignments, options, rights, or other Liens whatsoever except Lenders' and/or Agent's;

          (l)    Borrower has made its usual credit
investigation
of each Lessee and has determined that the credit is satisfactory;

          (m) All costs, fees, and expenses incurred in making and closing each of the Leases has been paid and each Lease is and, except as hereafter provided, will be current at the time of the assignment thereof to Lenders. No default exists or event exists which, with the giving of notice or the passage of time or both, will result in the occurrence of a default of any obligation, as expressed in any Lease, except for a default arising from a Lessee's failure to pay rent within sixty-one days of the date when due under the Lease;

          (n) All rentals, fees, costs, expenses and charges paid or payable by the Lessee under any Lease, including without limitation, any brokerage and other fees paid to Borrower do not violate any laws relating to the maximum fees, costs, expenses or charges that can be charged in any state in which any Leased Property is located or in which the corresponding Lessee is located, or in which a transaction was consummated, or in any other state which may have jurisdiction with respect to any such Leased Property, Lease or Lessee;

          (o) Agent, for the benefit of Lenders, has a first perfected lien and security interest in the Collateral (including without limitation each Lease and the Leased Property except for Leased Property having a fair market value of less than $25,000) subject to no other Lien. Borrower has taken, and in the future shall take, all steps necessary to maintain Agent's first perfected lien and security interest in the Collateral, including, if required, perfecting Borrower's security interest (in the event the Lease is not a "true lease") through filing financing statements, amendments thereto, or assignments and/or continuations thereof and recording of the documentation necessary to perfect Borrower's lien;

          (p) For each Lease of Leased Property with a fair market value of $25,000 or more, Borrower has filed, within ten
(10) days of receipt by the Lessee of possession of the Leased Property, such UCC financing statements (listing Borrower as secured party, Lessee as debtor, and such Leased Property as collateral), in such locations as would be required by applicable law (if Borrower were a secured party and Lessee were a debtor) in order to perfect a security interest in such Leased Property under the UCC or otherwise;

          (q) For each Lease of Leased Property with a fair market value of $25,000 or more, Borrower has either (i) listed Agent for the benefit of Lenders, as assignee on the UCC-1 Financing Statement so filed, or (ii) after Borrower has received acknowledgment copies of UCC-1s, delivered to Agent executed UCC3 Financing Statements naming Agent for the benefit of Lenders as assignee of Borrower's security interest. Agent agrees not to file the UCC-3 Financing Statements until such time as an Event of Default or Unmatured Event of Default occurs under this Agreement, and Agent will return such UCC-3 Financing Statements to Borrower if such Leases are ultimately sold or refinanced on a permanent basis with another lender or in a Securitization Transaction;
          (r) Each Lease is valid and enforceable and presents the undisputed obligation of the Lessee named therein and is not more than sixty-one (61) days contractually past due;

          (s) Each item of Leased Property with a fair market value of $25,000 or more has been insured in the ordinary course of Borrower's or the corresponding Lessee's business;

          (t)    Borrower has not received notice of a
bankruptcy, receivership, reorganization or insolvency of any Lessee;

          (u)    No Lessee is a Subsidiary or Affiliate of
Borrower, or under common control with Borrower or is an officer or employee of Borrower; and

          (v) The Lessee is not otherwise in default under the corresponding Lease; and

          (w) No item of Leased Property had an original cost in excess of $150,000.00.


SECTION 6.  BORROWER'S AFFIRMATIVE COVENANTS

     Borrower covenants that until all of Borrower's
Obligations to Lenders and Agent are paid and satisfied in full and the Credit Facility has been terminated:

    6.1 Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon Borrower's Property.

    6.2  Maintenance of Properties and Corporate Existence:

          (a) Property Insurance - Borrower shall maintain or cause to be maintained insurance on the Collateral (except for items of Leased Property having a fair market value of less than $25,000) against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are satisfactory to Agent. At or prior to Closing, Borrower shall furnish Agent with copies of original insurance binders certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Agent may require. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent (on behalf of Lenders) may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard lender's loss payable clauses issued in favor of Agent (on behalf of Lenders) under which all losses thereunder shall be paid to Agent (on behalf of Lenders) as Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Lenders notwithstanding the act or neglect of Borrower. Borrower hereby appoints Agent as Borrower's attorney-in-fact, exercisable at Agent's option, to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this paragraph may be applied by Agent to Borrower's Obligations in such order as Agent shall elect in its sole discretion. Borrower further covenants that all insurance premiums owing under its current casualty policy have been paid. Borrower also agrees to notify Agent, promptly, upon Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.
          (b) Public Liability Insurance - Borrower shall maintain, and shall deliver to Agent upon Agent's request evidence of, public liability insurance in such amounts, with such deductibles and with such insurers as are satisfactory to Agent.
          (c) Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its respective fiscal year end date without the prior written consent of Agent.
          (d) Legal Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises.
          (e) Compliance with Laws - Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices and all applicable consumer sale and/or leasing laws and regulations), and shall obtain and maintain any and all licenses, permits, fran chises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, Property, financial conditions or prospects of Borrower.
   6.3 Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.

     6.4 Litigation: Borrower shall give prompt notice to Agent of any litigation claiming in excess of $250,000 from Borrower, or which may otherwise have a material adverse effect on the business, financial condition, Property or prospects of Borrower.

     6.5 Taxes: Borrower shall pay all taxes (other than taxes based upon or measured by any Lender's income or revenues), if any, in connection with the Loans and/or the recording of any Lien documents. The obligations of Borrower under this section shall survive the payment of Borrower's Obligations under this Agreement and the termination of this Agreement. Borrower shall cause to be paid all taxes incurred in connection with any of the Leases or the acquisition, sale or lease of any of the Leased Property.

     6.6 Bank Accounts: Borrower shall maintain depository and disbursement account(s) with Agent with a minimum balance of
$10,000.
     6.7 Warranties for Future Advances: Each request by Borrower for an Advance under the Credit Facility in any form following the Closing Date shall constitute an automatic representation and warranty by Borrower to the effect that:
          (a) There has been no material adverse change in Borrower's operations or condition (financial or otherwise) since the date of delivery of Borrower's most recent Financial Statements;

          (b) No Event of Default which has not been cured or waived, or Unmatured Event of Default, then exists;

          (c) Each Advance is within and complies with the terms and conditions of this Agreement, including without limitation, the notice provisions contained in Section 2.3 hereof;

          (d) No Lien, including, without limitation, any federal tax Lien, has been imposed on Borrower which may, in any way, take priority over Agent's and/or Lenders' security interests in or Liens on any Collateral; and

          (e)    Each representation and warranty set forth in
Section 5 of this Agreement is then true and correct in all material respects.

     6.8 Financial Covenants: Borrower shall maintain and comply with the following financial covenants as reflected on and computed from their Financial Statements:

          (a)    Adjusted Debt to Tangible Net Worth Ratio:
Borrower shall have and maintain at all times an Adjusted Debt to Tangible Net Worth Ratio on a consolidated basis, measured quarterly as of the last day of each fiscal quarter during each fiscal year, of not more than 5.0 to 1.

          (b)    Tangible Net Worth\Net Worth:

                 (i)     Borrower shall have and maintain a
Tangible Net Worth on a consolidated basis, measured quarterly as of the last day of each fiscal quarter, of not less than $8,000,000 plus an amount equal to 50% of Borrower's Net Income, without respect to losses, for the immediately preceding fiscal quarter, with such step-up to commence with the fiscal quarter ending December 31, 1996.

                 (ii) Borrower shall have and maintain a Net Worth on a consolidated basis, measured quarterly as of the last day of each fiscal quarter, of not less than $11,000,000 plus an amount equal to 50% of Borrower's Net Income, on a consolidated basis without respect to losses, for the immediately preceding fiscal quarter, with such step-up to commence with the fiscal quarter ending December 31, 1996.

          (c)    Interest Coverage Ratio:    Borrower shall
have
and maintain as of the end of each fiscal quarter, based on financial information for the twelve (12) month period ending as of the end of such fiscal quarter, on a consolidated basis, a ratio of Net Income before interest to interest expense of not less than 1.25 to 1.0.

          (d)    Delinquent Leases:     Borrower shall maintain
its Accounts which are 31 days or more past due at a level less than 3.75% of its gross lease receivables, measured as of the last day of each month.
          (e) Charge-Offs: Borrower shall maintain its chargeoffs on a year-to-year date basis at a level less than 2% of equipment cost (net of "soft costs"). Compliance with this covenant is to be calculated on a monthly basis.
   6.9 Financial and Business Information: Borrower shall deliver to Agent (and Agent shall thereafter promptly furnish copies to each of the Lenders) the following:

          (a)    Financial Statements and Collateral Reports:
such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

             (i) within one hundred twenty (120) days after the end of each fiscal year of Borrower, deliver to Agent, Financial Statements of Borrower for such year including the balance sheet of Borrower as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified by independent public accountants of recognized standing, selected by Borrower and satisfactory to the Agent, to have been prepared in accordance with GAAP, and such independent public accountants shall also provide an unqualified opinion that the Financial Statements present fairly the Borrower's financial condition. Such independent accountants shall also provide a statement certifying that nothing has come to their attention to cause them to believe that calculations contained in the compliance certificate delivered pursuant to Section 6.9(vi) below are inaccurate;
             (ii) within twenty-five (25) days of the end of each calendar month, deliver to Agent the following reports for that month and on a year-to-date basis (i) Borrower's Lease receivables aging report in the form of Exhibit 6.9 (ii) attached hereto, (ii) a monthly delinquency report, (iii) Borrower's monthly portfolio statistics and (iv) such other reports as Agent reasonably deems necessary, certified by Borrower's chief financial officer or president as true and correct, all in form and substance satisfactory to Agent;
             (iii) within forty-six (46) days after the end of each fiscal quarter, deliver to Agent, Borrower's internally prepared monthly consolidated and consolidating Financial Statements, including balance sheet, income statement and statements of cash flows; and
             (iv) Within forty-five (45) days after the end of each fiscal quarter, deliver to Agent a quarterly write-off analysis for such quarter and on a year-to-date basis;
             (v) Within twenty-five (25) days after the end of each month, deliver to Agent, certified copies of all servicing reports or similar covenant compliance reports delivered to the applicable trustee for all existing and future Securitization Transaction(s); and
             (vi) Within forty-six (46) days after the end of each fiscal quarter, deliver to Agent a covenant compliance certificate in the form of Exhibit 6.9(vi) attached hereto.

          (b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

          (c) Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of $20,000;

          (d) Securities and Other Reports - if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange com missions or any successor agency.

     6.10 Officers' Certificates: Along with the set of Financial Statements delivered to Agent at the end of each fiscal quarter and fiscal year pursuant to Section 6.9(a) hereof, deliver to Agent a certificate (in the form of Exhibit
6.10 attached hereto and made a part hereof) from the chief financial officer or president of Borrower (and as to certificates accompanying the annual statements of Borrower, also certified by Borrower's independent certified public accountant) setting forth:

          (a)    Covenant Compliance - the information
(including detailed calculations) required in order to establish whether Borrower is in compliance with the requirements of Section 6.8 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.9; and

          (b) Event of Default - that the signer, in his capacity as an officer of Borrower, has reviewed the relevant terms of this Agreement and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the Financial Statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

     6.11 Inspection: Borrower will permit (from time to time at Agent's discretion) any of Agent's officers or other represen tatives to visit and inspect any of Borrower's locations and where any Collateral is kept during regular business hours, to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants. Agent will notify Lenders of each scheduled field examination and to the extent reasonably practicable, representatives of each Lender may accompany Agent during each such field examination. Prior to the occurrence of an Event of Default, Borrower shall be responsible for the cost of no more than two (2) such examinations per year, at a cost not to exceed $3,000 per audit (plus out-of-pocket expenses). After the occurrence of an Event of Default, Borrower shall be responsible for all costs (and outof-pocket expenses) for all audits conducted by Agent or any outside firm retained by Agent for such purpose.
     6.12 Tax Returns and Reports: At Agent's request from time to time, Borrower shall promptly furnish Agent with copies of the annual federal and state income tax returns of Borrower.
   6.13 Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information which would reasonably be expected to materially and adversely affect its businesses, financial condition, Property, prospects or its ability to perform under this Agreement, it shall give to Agent telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, any such verbal communication shall be con firmed by written notice thereof to Agent on the next Business Day after such verbal notice is given.

     6.14 Places of Business: Borrower shall give thirty (30) days prior written notice to Agent of any changes in the location of any of its respective places of business, or of the places where Books and Records are kept, or the establishment of any new place of business, or the discontinuance of any existing place of business.

     6.15 Sale of Collateral: Borrower shall mark its Books and Records to indicate Agent's security interest in the Collateral for the benefit of Lenders, including the Leases and Leased Property and, unless Agent consents otherwise in writing, Borrower shall retain title at all times to the Leased Property; provided however, that so long as no Event of Default or Unmatured Event of Default has occurred, Borrower may, subject to the prepayment provisions set forth herein, sell (i) Leases and Leased Property pursuant to Securitization Transactions or (ii) Leased Property at the termination of Leases in the ordinary course. So long as no Event of Default or Unmatured Event of Default has occurred, upon receipt by Agent of the proceeds (if required) from the sale of such Leases and/or Leased Property, Agent shall execute such documentation as is reasonably necessary to release its security interest in such Leases and/or Leased Property.

     6.16 Receipt of Payments: Prior to the occurrence of an Event of Default and the Agent's notification to lessees to redirect payment under Leases to a place designated by Agent, Borrower shall direct all Lessees to make payments under Leases to Borrower at a Post Office Box No. 0280 in Denver, Colorado 80256-0280 (provided, however, that Borrower agrees to redirect payments under the Leases to a lock-box in the name of, and under the dominion and control of, Agent, upon the request of Agent anytime after the expiration of 120 days from the date hereof, provided Agent has reasonably demonstrated its ability to provide the requisite lock-box functions in connection with its provision of lock-box services under that certain Lockbox Agreement dated _________, 1997 among GF Funding Corp. II, Agent, and Norwest Bank of Minnesota, as Trustee, as amended from time to time) and Borrower shall not redirect payments or change such post office box without the express written consent of Agent.

SECTION 7.  BORROWER'S NEGATIVE COVENANTS:

     Borrower covenants that until all of Borrower's Obligations to Lenders and Agent are paid and satisfied in full and the
Credit Facility has been terminated, that:
    7.1  Merger, Consolidation, Dissolution or Liquidation:
        (a) Borrower shall not sell, lease, license, transfer or otherwise dispose of more than 10% of Borrower's aggregate assets during any 12 consecutive month period except in the ordinary course or ordinary operation of Borrower's business and in Securitization Transactions and other nonrecourse financing of Leases.

          (b) Borrower shall not enter into any merger, consolidation, reorganization or recapitalization or acquire all or substantially all of the assets of any other Person or entity except for a merger, consolidation or acquisition in which properties and assets of Borrower are transferred to or combined with, as a single entity, any one Person, so long as
(A) no Event of Default or Unmatured Event of Default has occurred hereunder and that after giving effect to such merger, consolidation or acquisition, no Event of Default or Unmatured Event of Default shall have occurred, and (B) Borrower shall be the surviving entity.
     7.2 Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of the Collateral, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to a Lien;
     7.3 Negative Pledge: Borrower shall not pledge, grant or permit any Lien to exist on the common stock of its Subsidiaries and Affiliates (except GF Funding Corp. I or any other special purpose corporation formed in connection with a Securitization Transaction) nor on any Leases or Leased Property (except those Liens and assignments granted to Agent for the benefit of Lenders).
      7.4  Transactions With Affiliates or Subsidiaries:
          (a) Borrower shall not enter into any transaction with any Subsidiary or other Affiliate including, without limita tion, the purchase, sale, lease or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary (other than a sale to a special purpose Subsidiary in connection with a Securitization Transaction), unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and (ii) so long as such transaction is not prohib ited hereunder.
          (b)    Subject in any event to the limitations of
Section 7.4(a) above, Borrower shall not create or acquire any Subsidiary unless such Subsidiary engages in a business substantially related to the business of Borrower as conducted immediately prior to the Closing Date.
     7.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primarily or secondarily, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness, matured or contingent, of any kind of any Person.

    7.6  Distributions, Redemptions and Other Indebtedness:
Borrower shall not make any Distribution to its shareholders, their successors or assigns while an Event of Default is outstanding or if an Event of Default would be caused by such Distribution.

     7.7 Use of Lenders' Name: Borrower shall not use any Lender's name (or the name of any of any Lender's Affiliates) or Agent's name in connection with any of its business operations except to identify the existence of the Credit Facility and the names of the Lenders and Agent in the ordinary course of Borrower's business. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of any Lender or Agent.

     7.8 Change of Management: William W. Wehner shall at all times remain as President of Borrower.
SECTION 8.  DEFAULT

     8.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default") and Agent shall thereupon have the option, and the SuperMajority Lenders shall have the right to cause Agent, to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of the Obligations):

          (a) Payments - if Borrower fails to make any payment of principal or interest under the Credit Facility within five (5) days of the due date of such payment; or

          (b) Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to any Lender or Agent arising out of or incurred in connection with this Agreement within five (5) days of the date such payment is due and payable; or

          (c) Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and in
Section 7 hereof, as to which no cure period shall be applicable) such breach is not cured (to the satisfaction of Lender) within five (5) days from the date Borrower becomes aware or should have known of such breach; or

          (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Agent or any Lender, is not true and correct, in all material respects, when made; or

          (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $20,000 with respect to any portion of any Collateral; or

          (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or
          (g) Agreements with Others - if Borrower shall default beyond any grace period under any agreement with any creditor for borrowed money and (i) such default consists of the failure to pay any principal, premium or interest with respect to such indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such indebtedness, if the effect of such default is to cause Borrower's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment or would entitle such creditor to accelerate such obligations; or

          (h) Other Agreements with Lenders - if Borrower breaches or violates the terms of, or if a default or an event of default occurs under, any other existing or future agreement (related or unrelated) between or among Borrower and Agent or any Lender or all Lenders; or

          (i) Judgments - if any final judgment for the payment of money in excess of $20,000 which is not fully and unconditionally covered by insurance shall be rendered against Borrower; or

          (j) Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower which might materially and adversely affect Borrower; or
          (k)    Bankruptcy, Dissolution, etc. - the
          commencement
of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether in stituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, no Lender shall be obligated to make Advances hereunder and Agent may seek adequate protection in any bankruptcy proceeding; or

          (l) Receiver - the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any of Borrower's Property; or

          (m)    Execution Process, Seizure, etc. - the
issuance
of any execution or distraint process against Borrower, or any Property of Borrower is seized by any governmental entity, federal, state or local; or

          (n) Termination of Business - if Borrower ceases any material portion of its business operations as presently conduct ed; or

          (o) Pension Benefits, etc. - if Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer Borrower's employee plans or to allow the Pension Benefit Guarantee Corporation to institute a proceeding to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

          (p) Investigations - if any indication or evidence is received by Agent or any Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any Property of Borrower to any governmental entity, federal, state or local; or
          (q) Securitization Transaction Violations. If a "Trigger Event" occurs or any other violation or default under or in connection with any existing or future Securitization Transaction occurs or any event occurs, the occurrence of which entitles the trustee in connection with such Securitization Transaction to cause an acceleration of the promissory notes or other instruments issued in connection with such Securitization Transaction.
     8.2 Cure - Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Agent and/or Lenders to accept a cure of any Event of Default hereunder.
     8.3  Rights and Remedies on Default:
          (a) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Agent may, in its discretion, and the SuperMajority Lenders shall have the right to cause Agent to, withhold or cease making Advances under the Credit Facility.
          (b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents, Agent may, in its discretion, and the SuperMajority Lenders shall have the right to cause Agent to, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility.
          (c) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents, Agent may, upon or at any time after the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):
             (i) The right to take possession of, and notify all Lessees of the Agent's and Lenders' security interest in the Collateral and require payment under the Leases to be made directly to Agent for the benefit of Lenders and Agent may, in its own name or in the name of Borrower, exercise all rights of lessor under the Leases and collect, sue for and receive payment on all Leases, and settle, compromise and adjust the same on any terms as may be satisfactory to Agent, in its sole and absolute discretion for any reason or without reason and Agent may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrower to an address designated by Agent); or
              (ii)  By its own means or with judicial
assistance, subject to the rights of the Lessees, enter Borrower's premises or location of Collateral and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (d) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or
             (iii)  Require Borrower, at Borrower's sole
expense, subject to the rights of the Lessees, to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent; or
              (iv) The right to reduce or modify the Maximum Credit Limit, Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Agent, on behalf of and with the consent of Lenders, may be willing to consider making Advances under the Credit Facility (without any obligation to do so) or to take additional reserves in the Borrowing Base for any reason; or
             (v)  The right to terminate the lock-box
arrangement established pursuant to the Lock-Box Agreement described and defined in the Intercreditor Agreement as it relates to this Agreement and to direct delivery of all remittances thereto constituting Collateral in accordance with Agent's instructions by notifying Colorado National Bank, in its capacity as lock-box bank, to take such actions. Any such notice to be deemed a Control Event Notice as defined in the Intercreditor Agreement.
          (d) Borrower hereby agrees that a notice received by it at least five (5) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If per mitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.
   8.4 Nature of Remedies: All rights and remedies granted Agent or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

     8.5 Set-Off: If any bank account of Borrower with Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, Agent or such Lender or such participant, as applicable, as agent for Lenders, shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower's Obligations hereunder.

SECTION 9.  AGENT

     As between the Agent, on one hand, and the Lenders, on the other hand, the Agent and each of the Lenders, who are now or shall become parties to this Agreement, agree as follows (with the consent and approval of Borrower):

     9.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Revolving Credit Notes, by its acceptance thereof, hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except as may be otherwise expressly provided herein, Borrower is hereby authorized by the Lenders to deal solely with the Agent in all transactions which affect the Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by the Agent on behalf of all of the Lenders.

     9.2 General Immunity. Subject to the provisions of this Agreement, the Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. In performing its duties as Agent hereunder, the Agent will take the same care as it takes in connection with loans in which it alone is interested.
However, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

     9.3 Consultation with Counsel. The Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

    9.4 Documents. The Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes, or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, the Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

     9.5 Rights as a Bank. With respect to its applicable Pro Rata Percentage of the Credit Facility, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Subject to the provisions of this Agreement, the Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its Affiliates as if it were not the Agent.

   9.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement and that the Agent shall be entitled to assume that no Event of Default and no Unmatured Event of Default has occurred and is continuing, unless the Agent has actual knowledge of such fact. Except to the extent Agent is required by the Lenders pursuant to the express terms hereof to take a specific action, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. The Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among the Agent and the Lenders that the Agent shall have no responsibility to carry out field examinations or otherwise examine the books and records or properties of Borrower, except as the Agent in its sole discretion deems appropriate. The relationship between the Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute the Agent a joint venturer with any Lender, a trustee or fiduciary for any of the Lenders or for the holder of a participation therein nor impose on the Agent duties and obligations other than those set forth herein.
     9.7  Collections and Disbursements.
          (a) The Agent will have the right to collect and receive all payments of the Obligations, together with all fees, charges and other amounts due under this Agreement and the Loan Documents, and the Agent will remit to each Lender according to applicable Pro Rata Percentages all such payments actually received by Agent (subject to any required clearance procedures) on the same Business Day of receipt thereof (but if such payments shall not have been received by the Agent prior to 12:00 noon Eastern Time on such Business Day then, on the next Business Day).
          (b) On the Business Day for which notice is given Lenders by Agent with respect to requested Advances (which notice shall state the date and amount of such payment), each Lender shall, provided all preconditions to Advances contained in Section 2.3 herein have been satisfied, remit to the Agent its Pro Rata Percentage of the payment in respect to such Advance. The obligations of Lenders under this Section 9.7(b) are unconditional, not subject to set-off, are irrevocable and may not be terminated at any time.
          (c) If any such payment received by the Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.
          (d) All payments by the Agent and the Lenders to each other hereunder shall be in immediately available funds. The Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Credit Facility, in a manner customary to the Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to the Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to the Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payments than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Shares of the other Lenders as determined by Agent.

     9.8 Indemnification. The Lenders hereby each indemnify the Agent ratably according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under or related to this Agreement or the other Loan Documents or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph. The indemnity provision contained in this Section 9.8 shall survive the termination of this Agreement, the Revolving Credit or payment in full of the Obligations.

     9.9  Expenses.

          (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrower, in connection with the creation, amendment, administration, termination and enforcement of the Loans (including, without limitation, field examination expenses, counsel fees and expenditures to protect, preserve and defend Agent's and any Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders pro rata, based on their applicable Pro Rata Percentage provided that such out-of-pocket costs and expenses shall not be recoverable from the Lenders by the Agent to the extent such costs and expenses resulted solely from the Agent's gross negligence or willful misconduct.

          (b)    Agent may deduct from payments or
distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for the costs and expenses described in subsection 9.9(a) if not paid to Agent within thirty (30) days of the date of demand for same by Agent pursuant to such subsection.

     9.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition or Property of Borrower, any Lessee or any Collateral; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower of any obligation under the Loan Documents.

     9.11 Reporting. During the term of this Agreement, Agent will promptly furnish each Lender such financial statements and reports as any Lender may reasonably request. Agent will notify Lenders within a reasonable period of time after it receives actual knowledge of any Event of Default under the Loan Documents.

   9.12 Removal of Agent. The Agent may resign at any time upon giving thirty (30) days prior written notice thereof to Lenders and Borrower. The Agent may be removed as Agent hereunder upon the written direction of all Lenders exclusive of the Agent upon the following: (i) wilful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, the Lenders shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the percentages of the total Pro Rata Shares of the Lenders other than the Lender which is the Agent). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

     9.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which the Agent is authorized to act or withhold action by direction of one or more Lenders, the Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by the requisite Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.
     9.14 Several Obligations. The obligation of each Lender is several, and neither the Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

     9.15 Consent of Lenders.

          (a) Subject to this Section 9.15, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the determination as to whether Advances should be made under this Agreement and the determination as to the basis on which and extent to which Advances may be made.

          (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of all Lenders: (i) extend or renew the Current Term or any payment date under the Credit Facility,
(ii) decrease any interest rate on the Credit Facility, (iii) compromise or settle all or a portion of the Obligations, (iv) release any obligor from the Obligations except in connection with termination of the Credit Facility and full payment and satisfaction of all Obligations, (v) increase the Borrowing Base advance rate, (vi) modify Section 9.15(b) or (c), or (vii) increase the Maximum Credit Limit; provided however that Agent may increase the Maximum Credit Limit after first offering the amount of any such increase to each of the Lenders in accordance with their respective Pro Rata Percentage. To the extent any Lender may choose not to increase its respective Pro Rata Share by the amount attributable to its Pro Rata Percentage of such increase, such amount will be offered to the other Lenders on such sharing basis as Agent may reasonably establish. After each Lender choosing to increase its Pro Rata Share has agreed to do so, and in conjunction with the modification of this Agreement to reflect such increase executed by those Lenders sharing in the increase of the Credit Facility, the Lenders' Pro Rata Percentages will be adjusted accordingly and all Lenders (whether or not sharing in such increase) shall be bound by such modification.

        (c) Notwithstanding anything to the contrary contained in subparagraph (a) above and subject to the terms of subparagraph (b) above, Agent shall not, without the prior written consent of the SuperMajority Lenders: (i) enter into any written amendment to any of the Loan Documents; (ii) waive Borrower's compliance with the terms and conditions of the Loan Documents or any Event of Default hereunder or thereunder; or
(iii) consent to Borrower taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Loan Documents.

          (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of the Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

          (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within seven (7) Business Days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

          (f) No provision in Section 9 of this Agreement may be amended without Agent's prior written consent.

     9.16 Participations and Assignments: Borrower and Lenders hereby acknowledge and agree that Lenders may not grant participations in or assign all or any portion of their respective Pro Rata Shares, or Pro Rata Percentages or of their right, title and interest therein or in or to this Agreement except:

         (a)    the granting of such participations or
assignments to any Affiliate of such Lender; and

          (b)    assignments which arise by operation of law;
and
          (c) assignments or participations approved by Agent in its discretion and on such terms and conditions as are reasonably acceptable to Agent.
     Agent agrees with each other Lender that it shall at all times maintain a Pro Rata Share equal to at least $11,000,000 and a Pro Rata Percentage which is no less than the Pro Rata Percentage of any other Lender unless the Agent obtains the express written consent of the other Lenders. The agreement contained in the immediately preceding sentence is only for the benefit of the Lenders and shall confer no rights on the Borrower or any other third parties.
SECTION 10.  MISCELLANEOUS
     10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.
     10.2 Integrated Agreement: The Revolving Credit Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders' and Agent's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.
     10.3 Waiver:
          (a) No omission or delay by Agent or Lenders in ex ercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Agent and then only to the extent specified.
          (b) Borrower releases and shall indemnify, defend and hold harmless Agent and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation environmental laws, etc.) and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lenders constituting wilful misconduct or gross negligence. The indemnity provisions contained in this Section 10.3(b) shall survive indefinitely, notwithstanding the termination of this Agreement, the Credit Facility or payment in full of the Obligations.

     10.4 Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.
     10.5 Expenses of Agent and Lenders: At Closing and from time to time thereafter, Borrower will pay all expenses of Agent (and after the occurrence of an Event of Default, all expenses of Lenders, or any of them) on demand (including, without limitation, search costs, audit fees, appraisal fees, environmental fees and the fees and expenses of legal counsel for Agent, and/or Lender(s), if applicable) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, nego tiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Agent and Lenders in and to the Loans and Collateral or otherwise hereunder, and any expenses relating to extensions, amendments, waivers or consents related to this Agreement or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the "Expenses").
     10.6 Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.
     10.7 Notices:
          (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, as follows, unless such address is changed by written notice hereunder:
     If to Agent to:     CoreStates Bank, N.A.
                         1339 Chestnut Street
                         Philadelphia, PA  19101
                         Attn:  David D'Antonio, Vice
                         President Telecopy No.: 215/786-7704


     With copies to:     Blank Rome Comisky & McCauley
                         Four Penn Center Plaza
                         Philadelphia, PA  19103
                         Attn: Lawrence F. Flick, II,
                         Esquire Telecopy No.: 215/569-5555

     If to Borrower to:  Granite Financial, Inc.
                         6424 W. 91st Avenue
                         Westminster, CO  80030-2913
                         Attn:  William W. Wehner,
                         President Telecopy No.:  303/650-
                         4061

     With copies to:     William A. Wiese, Esquire
                         475 17th Street, Suite 790
                         Denver, CO  80202
                         Telecopy No.:  303/296-3152

                         If to Lenders:      To the addresses
                         set forth on Schedule A attached
                         hereto
          (b) Any notice sent by Agent, any Lender or Borrower by any of the above methods shall be deemed to be given when so received.
          (c) Agent shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.
     10.8 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

     10.9 Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and represen tations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

     10.10 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

     10.11 Counterparts: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall constitute an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

     10.12 Modification: No modification hereof or any agree ment referred to herein shall be binding or enforceable unless in writing and signed by Borrower, Agent and the Lenders and except as provided in Section 9 hereof. Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

     10.13 Signatories: Each individual signatory hereto repre sents and warrants that such individual is duly authorized to execute this Agreement on behalf of their principal and that such individual executes the Agreement in such capacity and not as a party.

     10.14 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental benefi ciary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any Lease, account or contract with any other Person.

     10.15  Discharge of Taxes, Borrower's Obligations, Etc.:
Agent, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrower, if Borrower fails to do so five (5) Business Days after requested in writing to do so by Agent, to: (a) pay for the performance of any of Borrower's obligations hereunder, (b) discharge taxes or Liens, at any time levied or placed on any of Borrower's Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP and (c) pay the fee described in Section 8 of the Intercreditor Agreement. Expenses and advances, including without limitation, those advances described in clauses (a), (b) and (c) above, shall be added to the Revolving Credit Loans, bear interest at the same rate applied to the Revolving Credit Loans, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.
     10.16 Most Favored Lenders: Borrower agrees to promptly notify Agent in writing if any agreement for borrowed money to which Borrower is a party contains, or is amended to contain, financial or performance covenants more restrictive than those contained herein and upon Agent's request, Borrower agrees to amend this Agreement accordingly so that covenants contained herein are substantially the same as those contained in such other agreements for borrowed money.
     10.17 Consent to Jurisdiction: Borrower and each Lender hereby irrevocably consents to the jurisdiction of the Courts of Common Pleas of Philadelphia, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking related hereto and irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.
     10.18 Waiver of Jury Trial: EACH OF BORROWER, LENDERS AND AGENT HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST AGENT OR ANY LENDER OR LENDERS WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS.
     10.19 WARRANT OF ATTORNEY: THIS SECTION 10.19 SHALL ONLY APPLY AND BE ENFORCEABLE AGAINST BORROWER IN THE EVENT THAT BORROWER GRANTS SIMILAR RIGHTS TO ANY OTHER CREDITOR. BORROWER AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, TO APPEAR FOR BORROWER IN ANY SUCH COURT, WITH OR WITHOUT DECLARATION FILED, AS OF ANY TERM OR TIME THERE OR ELSEWHERE TO BE HELD AND THEREIN TO CONFESS OR ENTER JUDGMENT AGAINST BORROWER IN FAVOR OF THE AGENT, ON BEHALF OF LENDERS FOR ALL SUMS DUE OR TO BECOME DUE BY BORROWER TO LENDERS UNDER THIS AGREEMENT, WITH COSTS OF SUIT AND RELEASE OF ERRORS AND WITH THE GREATER OF FIVE PERCENT (5%) OF SUCH SUMS OR $7,500.00 ADDED AS A REASONABLE ATTORNEY'S FEE; AND FOR DOING SO THIS AGREEMENT OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT; SUCH AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR.
     BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE CONFESSION OF JUDGMENT HAVE BEEN FULLY EXPLAINED TO IT BY SUCH COUNSEL.

     BORROWER, BEING FULLY AWARE OF THE RIGHT TO NOTICE AND A HEARING CONCERNING THE VALIDITY OF ANY AND ALL CLAIMS THAT MAY BE ASSERTED AGAINST BORROWER BY THE AGENT AND/OR LENDERS BEFORE A JUDGMENT CAN BE ENTERED HEREUNDER OR BEFORE EXECUTION MAY BE LEVIED ON SUCH JUDGMENT AGAINST ANY AND ALL PROPERTY OF BORROWER, HEREBY WAIVES THESE RIGHTS AND AGREES AND CONSENTS TO JUDGMENT BEING ENTERED BY CONFESSION IN ACCORDANCE WITH THE TERMS HEREOF AND EXECUTION BEING LEVIED ON SUCH JUDGMENT AGAINST ANY AND ALL PROPERTY OF BORROWER, IN EACH CASE WITHOUT FIRST GIVING NOTICE AND THE OPPORTUNITY TO BE HEARD ON THE VALIDITY OF THE CLAIM OR CLAIMS UPON WHICH SUCH JUDGMENT IS ENTERED.
     10.20 Information to Participant: Agent may divulge all information pertaining to Borrower and the Credit Facility to any participant, co-lender or assignee or prospective participant, co-lender or assignee it may obtain in the Credit Facility, or any portion thereof, and furnish to any such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents; provided, however that any potential participant, co-lender or assignee agrees to hold in confidence all confidential or proprietary information provided to them by Borrower or Agent except (a) to the extent that the production of such information is required pursuant to any statute, ordinance, regulation, rule or order or any subpoena or any governmental inquiry or by reason of any bank regulation in connection with any bank examination, and
(b) such potential participant, colender or assignee shall not be prohibited from disclosing any such information to any of their agents, officers, employees, attorneys, accountants or consultants who shall be informed of this provision.
   IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.


                    GRANITE FINANCIAL, INC.

                    By:________________________________
                         Title:
                    Attest:_____________________(Corporate
Seal) Title:


                    CORESTATES BANK, N.A., as Agent

                    By:________________________________
                         Title:

                    CORESTATES BANK, N.A., as a Lender

                    By:________________________________
                         Title:


                    COLORADO NATIONAL BANK, as a Lender

                    By:________________________________
                         Title:


                    PNC BANK, NATIONAL ASSOCIATION, as a Lender

                    By:________________________________
                         Title:
                    BANK LEUMI TRUST COMPANY OF NEW YORK, as
                    a Lender

                    By:________________________________
                         Title:

                         SCHEDULE A


                                                   Pro Rata
  Lenders                 Pro Rata Share          Percentage
CoreStates Bank, N.A.      $11,000,000                30.56%
1339 Chestnut Street
Phila., PA  19101
Attn: Mr. David D'Antonio,
      Vice President
Telecopy No.: 215/786-7704



Colorado National Bank     $10,000,000
27.78%
Commercial Banking Division
918 Seventeenth Street
Denver, CO  80202
Attn: Kerstin Treadway,
      Asst. Vice President
Telecopy No.: (303) 585-4242


PNC Bank, National         $7,500,000
20.83%
Association
PNC Bank Center
1600 Market Street
31st Floor, F2-F070-31-2
Philadelphia, PA  19103
Attn: Donald K. Schirmer,
      Vice President
Telecopy No.: 215/585-8351


Bank Leumi Trust           $7,500,000
20.83%
Company of New York
562 Fifth Avenue
New York, NY  10036
Attn: Andrew H. Melville,
      Asst. Vice President
Telecopy No.: (212) 626-1329



                         Exhibit 2.1(d)

             CoreStates Bank, N.A. ("CS"), as
                  Agent Borrowing Base
                  Availability
            for Granite Financial, Inc. ("Granite")
                  As of ______________, 19__

---------------------------------------------------------------
--


     This Certificate is submitted to CS, as Agent, in connection with the Loan and Security Agreement dated as of _______, 1997
(the "Agreement") between CS, as Agent, the Lenders now or hereafter identified on the signature pages thereof and Granite. Capitalized terms used herein without further definition shall have the meanings ascribed thereto in the Agreement.
     The undersigned hereby certifies to CS, as Agent, that the undersigned is familiar with the following financial information which has been taken from Granite's books and records which are complete and accurate and that the following calculations of the Borrowing Base and remaining amount available under the Borrowing Base and all of the representations and warranties contained in the Agreement are true and correct on the date hereof:
                        BORROWING BASE
1.   Total Eligible Lease Receivables
     Currently Pledged to CS
$___________________
2.   Total Ineligible Lease Receivables:
     Delinquent Leases (over 61 days past
     due)
$___________________
     Leases pledged to Lenders for
     over six (6) months
$___________________

     Other exclusions per definition
     of Eligible Leases
$___________________

3.   Borrowing Base:
$___________________
     lesser of 75% Of Eligible Lease
     Receivables or (ii) 95% of Present
     Value of such Lease Receivables.

4.   Aggregate Revolving Credit
$___________________
     Note Balances

5.   Excess of Borrowing Base
     over Revolving Credit
     Note Balances (Line 3,
     minus line 4)
$___________________

6.   Maximum Credit Limit                    $    36,000,000

7.   Availability Under Facility
     (lesser of (i) line 6, minus
     line 4 or (ii) line 5)                  $___________________

8.   Amount Of Borrowing Request             $___________________

9.   Net Availability (Line 7, minus
     line 8)                                 $___________________


Date:____________________          GRANITE FINANCIAL, INC.


                              By: ___________________________
                                       Name:           Title:



                              EXHIBIT 2.3(b)(ii)
                             ASSIGNMENT AGREEMENT

     Granite Financial, Inc. (hereinafter "Assignor"), does hereby assign to CORESTATES BANK, N.A. as Agent, for the benefit of the
Lenders (as defined below) (hereinafter "Assignee"), its successors and assigns, all of the right, title and interest of Assignor in and to (i) the Leases, as identified on the Schedule A attached hereto and made a part hereof, the Leased Property which is the subject matter of such Leases, and all proceeds thereof; and (ii) all of the interest of Assignor as loss payee or beneficiary under any insurance policies issued in connection with any Lease or any Leased Property which is the subject matter of any Lease.
   This Assignment is entered into and delivered in accordance with and is subject to that certain Loan and Security Agreement dated _____________, 1997 among Assignor, Assignee and the lenders now or hereafter shown on the signature pages thereof (collectively "Lenders") (hereinafter "Agreement"). Assignee shall have the right to sue for, collect, and receive all payments due or to become due under the Leases, in accordance with the Agreement, with power to enforce in its own name or in Assignor's name any and all rights given to Assignor thereunder. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     This Assignment and the subject matter hereof, is hereby given as security for all of Assignor's Obligations.
     Delivered herewith are the sole originals of all Leases referred to on Schedule A attached hereto and made a part hereof.
     Assignor agrees that Assignee has not assumed and does not assume by virtue of this assignment, any of Assignor's obligations or liabilities to the lessee/renter under any Leases.
   All of the representations and warranties contained in the Agreement with respect to Assignor, the Leases and the Leased Property are true, correct and complete as of the date of this Assignment and no Event of Default has occurred under the Agreement.

     IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officer this _____ day of _____________________, 199__.

                              Granite Financial, Inc.
Attest:_____________________  By:___________________________
Title:                        Title:
                         Exhibit 6.9(ii)

              CoreStates Bank, N.A. ("CS"), as Agent
                     Lease Receivable Agings
             for Granite Financial, Inc.
                     ("Granite") As of
                     ___________, 199__
_________________________________________________________________

__ This Certificate is submitted to CS, as Agent, in connection with the Loan and Security Agreement dated as of _______, 1997

(the "Agreement") between CS, as Agent, the Lenders now or

hereafter identified on the signature pages thereof and Granite.

Capitalized terms used herein without further definition shall have the meanings ascribed thereto in the Agreement.

                   Aging of Lease Receivables

Eligible Lease Receivables:

Current:                 $___________________ ( % of  portfolio)

1-30 days past due:      $___________________ ( % of  portfolio)

31-61 days past due:     $___________________ ( % of  portfolio)

Ineligible Lease Receivables:

Current:

1-30 days past due:      $___________________ ( % of  portfolio)

31-61 days past due:     $___________________ ( % of  portfolio)

over 61 days past due:   $___________________ ( % of  portfolio)

Attach supporting documentation hereto.




Borrower certifies to CS, as Agent, that the undersigned is familiar with the above financial information which has been taken from Granite's books and records which are complete and accurate and that all information contained herein and the representations and warranties made in the Agreement are true and correct as of the date hereof.

                         Granite Financial, Inc.
DATE:_______________     BY:__________________________________
                            Name                     Title
                         Exhibit 6.9(vi)
              CoreStates Bank, N.A. ("CS"), as Agent
                  Financial Covenant Compliance
             for Granite Financial, Inc.
             ("Granite")
                     As of ___________, 199__
_________________________________________________________________
__ This Certificate is submitted to CS, as Agent, in connection with the Loan and Security Agreement dated as of _______, 1997 (the "Agreement") between CS, as Agent, the Lenders now or hereafter identified on the signature pages thereof and Granite. Capitalized terms used herein without further definition shall have the meanings ascribed thereto in the Agreement.
                  Financial Covenant Compliance
Covenant            Required            Actual         Compliance
                                                       Yes/No
Adjusted Debt to
Tangible Net Worth    5.0 to 1

Tangible Net Worth

Net Worth

Interest Coverage Ratio  1.25x

Delinquencies  less than 3.75%
               of gross receivables

Charge-Offs    less than 2%
               of equipment cost

Attach supporting documentation hereto.

Borrower certifies to CS, as Agent, that the undersigned is familiar with the above financial information which has been taken from Granite's books and records which are complete and accurate and that all information contained herein and the representations and warranties made in the Agreement are true and correct as of the date hereof.
                         Granite Financial, Inc.
DATE:_______________     BY:__________________________________
                            Name                     Title